NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com

THE COOPER COMPANIES ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2017 RESULTS

PLEASANTON, Calif., December 7, 2017 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal fourth quarter and full year ended October 31, 2017.

•	Fourth quarter revenue increased 8% year-over-year to $561.5 million. Fiscal 2017 revenue increased 9% to $2,139.0 million.

•	Fourth quarter GAAP diluted earnings per share (EPS) $1.78, up 55 cents or 45% from last year’s fourth quarter. Fiscal 2017 GAAP EPS $7.52, up 35% from fiscal 2016.

•
Fourth quarter non-GAAP diluted EPS $2.65, up 37 cents or 16% from last year’s fourth quarter. Fiscal 2017 non-GAAP EPS $9.70, up 15% from fiscal 2016. See “Reconciliation of GAAP Results to Non-GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, "I am pleased to report record revenue, record EPS and record cash flow for the year. We accomplished this through market share gains across all geographies, success with our 1-Day silicone hydrogel and Biofinity® franchises, along with CooperSurgical's success with its fertility business. We enter fiscal 2018 with momentum and are well positioned for sustained growth in each of our businesses.”

Fourth Quarter GAAP Operating Results

•	Revenue $561.5 million, up 8% from last year’s fourth quarter, up 5% pro forma (defined as constant currency and including acquisitions in both periods).

•
Gross margin 63% compared with 57% in last year’s fourth quarter. On a non-GAAP basis, gross margin was 66% compared with 64% last year. The gross margin was positively impacted primarily by currency and favorable product mix within CooperVision.

•
Operating margin 19% compared with 14% in last year’s fourth quarter. On a non-GAAP basis, operating margin was 27% compared with 25% last year. The increase was primarily the result of gross margin improvements and operating expense leverage.

•	Total debt decreased $40.7 million from July 31, 2017, to $1,172.7 million, primarily due to debt paydown from operational cash flow generation and lower cash balances.

•	Cash provided by operations $199.0 million offset by capital expenditures $31.7 million resulted in free cash flow of $167.3 million.

Fourth Quarter CooperVision (CVI) GAAP Operating Results

•	Revenue $439.0 million, up 7% from last year’s fourth quarter, up 5% in pro forma.

•	Revenue by category:

				Pro forma
	(In millions)	% of CVI Revenue	%chg	%chg
	4Q17	4Q17	y/y	y/y
Toric	$136.0	31%	8%	7%
Multifocal	45.1	10%	6%	4%
Single-use sphere	118.9	27%	8%	8%
Non single-use sphere, other	139.0	32%	5%	—%
Total	$439.0	100%	7%	5%
•Revenue by geography:

				Pro forma
	(In millions)	% of CVI Revenue	%chg	%chg
	4Q17	4Q17	y/y	y/y
Americas	$171.8	39%	2%	2%
EMEA	174.0	40%	12%	5%
Asia Pacific	93.2	21%	6%	10%
Total	$439.0	100%	7%	5%

•
Gross margin 65% compared with 56% in last year’s fourth quarter. On a non-GAAP basis, gross margin was 68% vs. 65% last year. Gross margin was positively impacted primarily by currency and favorable product mix.

Fourth Quarter CooperSurgical (CSI) GAAP Operating Results

•	Revenue $122.5 million, up 15% from last year’s fourth quarter, up 7% pro forma.

•	Revenue by category:

				Pro forma
	(In millions)	% of CSI Revenue	%chg	%chg
	4Q17	4Q17	y/y	y/y
Fertility	$66.8	55%	28%	12%
Office and surgical products	55.7	45%	2%	2%
Total	$122.5	100%	15%	7%

•
Gross margin 57% compared with 60% in last year’s fourth quarter. On a non-GAAP basis, gross margin was 60% vs. 63% last year. Gross margin was negatively impacted by lower pricing from genetic testing (within Fertility) and certain inventory adjustments primarily on legacy products.

Fiscal Year 2017 GAAP Operating Results

•	Revenue $2,139.0 million, up 9% from fiscal 2016, up 7% pro forma.

•	CVI revenue $1,674.1 million, up 6% from fiscal 2016, up 7% pro forma, and CSI revenue $464.9 million, up 19% from fiscal 2016, up 4% pro forma.

•	Gross margin 64% compared with 60% in fiscal 2016. Non-GAAP 65% compared with 63% in fiscal 2016.

•	Operating margin 20% compared with 16% in fiscal 2016. Non-GAAP 26% from 24% in fiscal 2016.

•	GAAP EPS $7.52, up 35% from fiscal 2016. Non-GAAP $9.70, up 15% from fiscal 2016.

•	Cash provided by operations $593.6 million offset by capital expenditures $127.2 million resulted in free cash flow of $466.4 million.

Other

•
In October 2017, the company repurchased $25.5 million of common stock under the existing share repurchase program for an average share price of $237.12. The program has $563.5 million of remaining availability and no expiration date.

•
As previously announced on December 1, 2017 we acquired Paragon Vision Sciences, a leading provider of orthokeratology (ortho-k), specialty contact lenses and oxygen permeable rigid contact lens materials, for approximately $80 million.

Fiscal Year 2018 Guidance
The Company initiated its fiscal year 2018 guidance. Details are summarized as follows:

•	Fiscal 2018 total revenue $2,480 - $2,530 million

-	CVI revenue $1,830 - $1,865 million

-	CSI revenue $650 - $665 million

•	Fiscal 2018 non-GAAP diluted earnings per share of $11.35 - $11.65
Non-GAAP diluted earnings per share guidance excludes amortization of intangible assets and other costs including integration expenses which we may incur as part of our continuing operations.
With respect to the Company’s guidance expectations, the Company has not reconciled non-GAAP diluted earnings per share guidance to GAAP diluted earnings per share due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses, which are reconciling items between the non-GAAP and GAAP measure. Due to the unknown effect, timing and potential significance of such charges and expenses that impact GAAP diluted earnings per share, the Company is not able to provide such guidance.

Reconciliation of GAAP Results to Non-GAAP Results
To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures may include the following adjustments, and as appropriate, the related income tax effects and changes in income attributable to noncontrolling interests:

•
We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•
We exclude the effect of acquisition and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs last year related to our acquisition of Sauflon Pharmaceuticals Ltd. that closed in our fiscal fourth quarter of 2014. Acquisition and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses include items such as employee severance, product rationalization, facility and other exit costs.

•
We exclude other exceptional or unusual charges or expenses.  These can be variable and difficult to predict, such as certain litigation expenses and product transition costs, and are not what we consider as typical of our continuing operations. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

•
We report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue and revenue from acquisitions in both periods. Management also presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth, we include revenue for the comparison period when we did not own recently acquired companies.

•
We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Three Months Ended October 31,
	2017			2017	2016			2016
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$208.1	$(16.8)	A	$191.3	$222.7	$(37.7)	A	$185.0
Operating expense excluding amortization	$227.0	$(9.5)	B	$217.5	$207.1	$(3.8)	B	$203.3
Amortization of intangibles	$17.9	$(17.9)	C	$—	$14.7	$(14.7)	C	$—
Interest Expense	$10.1	$(2.2)	D	$7.9	$5.3	$—		$5.3
Other expense, net	$1.8	$—		$1.8	$—	$(0.1)	E	$(0.1)
Provision for income taxes	$8.0	$3.6	F	$11.6	$8.4	$4.5	F	$12.9
Diluted earnings per share attributable to Cooper stockholders	$1.78	$0.87		$2.65	$1.23	$1.05		$2.28

A
Fiscal 2017 GAAP cost of sales includes $10.9 million of primarily incremental costs associated with the impact of Hurricane Maria on our Puerto Rico manufacturing facility and $2.9 million of product write off costs related to the Avaira product transition in CooperVision; and $3.0 million of integration costs in CooperSurgical, resulting in fiscal 2017 GAAP gross margin of 63% as compared to fiscal 2017 non-GAAP gross margin of 66%. Our fiscal 2016 GAAP cost of sales included $33.5 million of charges primarily for equipment and product rationalization and related integration costs, arising from the acquisition of Sauflon, and $1.4 million of facility start-up costs in CooperVision; and $2.8 million of integration costs in CooperSurgical resulting in fiscal 2016 GAAP gross margin of 57% as compared to fiscal 2016 non-GAAP gross margin of 64%.

B
Fiscal 2017 GAAP operating expense comprised of $9.5 million in charges primarily related to acquisition and integration activities in CooperSurgical and CooperVision. Our fiscal 2016 GAAP operating expense comprised of $3.8 million in charges primarily for acquisition and integration costs in CooperSurgical.

C
Amortization expense was $17.9 million and $14.7 million for the fiscal 2017 and 2016 periods, respectively. Items A, B and C resulted in fiscal 2017 GAAP operating margin of 19% as compared to fiscal 2017 non-GAAP operating margin of 27%, and fiscal 2016 GAAP operating margin of 14% as compared to fiscal 2016 non-GAAP operating margin of 25%.

D	Fiscal 2017 interest expense includes $2.2 million of fees related to the termination of a bridge loan facility commitment related to CooperSurgical's PARAGARD acquisition.
E	Represents the loss on foreign exchange forward contracts related to an acquisition.
F	Represents the increases in the provision for income taxes that arise from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES Reconciliation of Selected GAAP Results to Non-GAAP Results (In millions, except per share amounts) (Unaudited)
	Twelve Months Ended October 31,
	2017			2017	2016			2016
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$773.2	$(23.0)	A	$750.2	$793.7	$(69.5)	A	$724.2
Operating expense excluding amortization	$868.3	$(30.1)	B	$838.2	$788.2	$(24.5)	B	$763.7
Amortization of intangibles	$68.4	$(68.4)	C	$—	$60.8	$(60.8)	C	$—
Interest Expense	$33.4	$(2.2)	D	$31.2	$26.2	$—		$26.2
Other expense, net	$1.7	$(0.2)	E	$1.5	$2.3	$(1.1)	E	$1.2
Provision for income taxes	$21.1	$15.7	F	$36.8	$20.7	$15.7	F	$36.4
Diluted earnings per share attributable to Cooper stockholders	$7.52	$2.18		$9.70	$5.59	$2.85		$8.44

A
Fiscal 2017 GAAP cost of sales includes $10.9 million of primarily incremental costs associated with the impact of Hurricane Maria on our Puerto Rico manufacturing facility; $5.7 million of product write off costs related to the Avaira product transition; and $0.6 million of facility start-up costs, all in CooperVision and $5.8 million of integration costs in CooperSurgical, resulting in fiscal 2017 GAAP gross margin of 64%, as compared to fiscal 2017 non-GAAP gross margin of 65%. Our fiscal 2016 GAAP cost of sales included $58.9 million of charges primarily for equipment and product rationalization and related integration costs, arising from the acquisition of Sauflon, and $6.3 million of facility start-up costs in CooperVision; and $4.4 million of integration costs in CooperSurgical, resulting in fiscal 2016 GAAP gross margin of 60% as compared to fiscal 2016 non-GAAP gross margin of 63%.

B
Fiscal 2017 GAAP operating expense comprised of $21.0 million in charges primarily related to acquisition and integration activities in CooperSurgical and CooperVision and $9.1 million of legal costs which relates to litigation and pending settlement of class action complaints related to Unilateral Pricing Policy. Our fiscal 2016 GAAP operating expense comprised of $13.2 million in costs primarily for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and $11.3 million of acquisition and integration costs in CooperSurgical.

C
Amortization expense was $68.4 million and $60.8 million for the fiscal 2017 and 2016 periods, respectively. Items A, B and C resulted in fiscal 2017 GAAP operating margin of 20% as compared to fiscal 2017 non-GAAP operating margin of 26%, and fiscal 2016 GAAP operating margin of 16% as compared to fiscal 2016 non-GAAP operating margin of 24%.

D	Fiscal 2017 interest expense includes $2.2 million of fees related to the termination of a bridge loan facility commitment related to CooperSurgical's PARAGARD acquisition.
E	Represents costs related to debt extinguishment and foreign exchange loss on forward contracts related to acquisitions.
F	Represents the increases in the provision for income taxes that arise from the impact of the above adjustments.

Conference Call and Webcast
The Company will host a conference call today at 5:00 PM ET to discuss its fiscal fourth quarter and full year 2017 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A simultaneous webcast of the call will be available through the "Investor Relations" section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months. A recording of the call will be available beginning at 8:00 PM ET on December 7, 2017 through December 14, 2017. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737.

About The Cooper Companies
The Cooper Companies, Inc. ("Cooper") is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has more than 11,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements
This earnings release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2017 Guidance and all statements regarding acquisitions including the acquired companies’ financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, difficulties in integrating entities or operations, as well as estimates of our and the acquired entities’ future expenses, sales and diluted earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking.  To identify these statements look for words like "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases.  Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.
Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain countries that could adversely affect our global markets, and the potential adverse economic impact and related uncertainty caused by these items, including but not limited to, the United Kingdom’s election to withdraw from the European Union; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies or interest rates that would decrease our revenues and earnings; our existing indebtedness and associated interest expense, which could adversely affect our financial health or limit our ability to borrow additional funds; changes in tax laws or their interpretation and changes in statutory tax rates, including but not limited to, United States and other countries with proposed changes to tax laws, some of which may affect our taxation of earnings recognized in foreign jurisdictions and/or negatively impact our effective tax rate; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); a major disruption in the operations of our manufacturing, accounting and financial reporting, research and development, distribution facilities or raw material supply chain due to integration of acquisitions, natural disasters, or other causes; a major disruption in the operations of our manufacturing, accounting and financial reporting, research and development or distribution facilities due to technological problems, including any related to our information systems maintenance, enhancements or new system deployments, integrations or upgrades; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry including the contact lens industry specifically and the medical device or pharmaceutical industries generally; compliance costs and potential liability in connection with U.S. and foreign laws and health care regulations pertaining to privacy and security of third party information, including but not limited to product recalls, warning letters, and data security breaches; legal costs, insurance expenses, settlement costs and the risk of an adverse decision, prohibitive injunction or settlement related to product liability, patent infringement or other litigation; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies, including but not limited to, technological advances by competitors, new products and patents attained by competitors, and competitors' expansion through acquisitions; reduced sales, loss of customers and costs/expenses related to recalls; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure of our customers and end users to obtain adequate coverage and reimbursement from third party payors for our products and services; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill, and idle manufacturing facilities and equipment; the success of our research and development activities and other start-up projects; dilution to earnings per share from acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks; and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, as such Risk Factors may be updated in quarterly filings.
We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(In millions)
(Unaudited)

	October 31, 2017	October 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$88.8	$100.8
Trade receivables, net	316.6	291.4
Inventories	454.1	417.7
Deferred tax assets	—	49.7
Other current assets	93.7	77.5
Total current assets	953.2	937.1
Property, plant and equipment, net	910.1	877.7
Goodwill	2,354.8	2,164.7
Other intangibles, net	504.7	441.1
Deferred tax assets	60.3	6.1
Other assets	75.6	51.9
	$4,858.7	$4,478.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$23.4	$226.3
Other current liabilities	372.7	316.9
Total current liabilities	396.1	543.2
Long-term debt	1,149.3	1,107.4
Deferred tax liabilities	38.8	37.5
Other liabilities	98.7	94.6
Total liabilities	1,682.9	1,782.7
Stockholders’ equity	3,175.8	2,695.9
	$4,858.7	$4,478.6

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended October 31,		Year Ended October 31,
	2017	2016	2017	2016
Net sales	$561.5	$518.7	$2,139.0	$1,966.8
Cost of sales	208.1	222.7	773.2	793.7
Gross profit	353.4	296.0	1,365.8	1,173.1
Selling, general and administrative expense	208.5	189.1	799.1	722.8
Research and development expense	18.5	18.0	69.2	65.4
Amortization of intangibles	17.9	14.7	68.4	60.8
Operating income	108.5	74.2	429.1	324.1
Interest expense	10.1	5.3	33.4	26.2
Other expense, net	1.8	—	1.7	2.3
Income before income taxes	96.6	68.9	394.0	295.6
Provision for income taxes	8.0	8.4	21.1	20.7
Net income	88.6	60.5	372.9	274.9
Less: net income attributable to noncontrolling interests	—	—	—	1.0
Net income attributable to Cooper stockholders	$88.6	$60.5	$372.9	$273.9

Diluted earnings per share attributable to Cooper stockholders	$1.78	$1.23	$7.52	$5.59

Number of shares used to compute diluted earnings per share attributable to Cooper stockholders	49.7	49.3	49.6	49.0

Soft Contact Lens Revenue Update

Worldwide Manufacturers' Soft Contact Lens Revenue (U.S. dollars in millions; constant currency; unaudited)

	Calendar 3Q17			Trailing Twelve Months 2017
		Market	CVI		Market	CVI
	Market	Change	Change	Market	Change	Change
Sales by Modality
Single-use	$1,005	13%	15%	$3,715	12%	15%
Other	975	1%	3%	3,800	-	5%
WW Soft Contact Lenses	$1,980	7%	7%	$7,515	5%	8%

Sales by Geography
Americas	$865	7%	4%	$3,235	4%	6%
Asia Pacific	595	9%	15%	2,265	8%	14%
EMEA	520	4%	6%	2,015	6%	8%
WW Soft Contact Lenses	$1,980	7%	7%	$7,515	5%	8%

Note: This data is compiled using gross product sales.
Source: Management estimates and independent market research

COO-E

Source: The Cooper Companies, Inc.